Exhibit 10.10
EQUITY INCENTIVE PLAN OF
EXPLORER HOLDING CORPORATION
FORM OF STOCK OPTION AGREEMENT
GRANT NOTICE
Unless otherwise defined herein, the terms defined in the Equity Incentive Plan of Explorer Holding Corporation (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto (collectively, the “Agreement”).
You have been granted an Option to purchase Company Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:	«Name»

Total Number of Shares

Subject to the Option:	«Shares»

Exercise Price per Share:	$___

Grant Date:

Type of Option:	Non-Qualified Stock Option

Final Expiration Date:

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A, depending on the classification of the Option as follows:

Time Option: «Time Shares»

Performance Option: «Performance Shares»

Your grant of this Option and, if applicable, the issuance of any Shares upon the exercise of this Option shall be subject to your execution of the Stockholders Agreement.
Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice, Appendix A , Appendix B, and Appendix C to the Agreement), the Plan and the Stockholders Agreement. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF THE PLAN, APPENDIX A, APPENDIX B AND APPENDIX C WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

EXPLORER HOLDING CORPORATION		OPTIONEE

By
Name:
Title:

APPENDIX A TO STOCK OPTION AGREEMENT
ARTICLE I.
GRANT OF OPTION
Section 1.1 Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice pursuant to which this Appendix is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice, this Appendix and Appendix B). The Optionee hereby agrees that, except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without prior approval from the Administrator.
Section 1.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including, but not limited to, Article V and Article VIII thereof.
Section 1.3 Exercise Price. The Exercise Price of the Shares covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).
ARTICLE II.
VESTING SCHEDULE; EXERCISABILITY
Section 2.1 Vesting and Exercisability of the Time Option.
     (a) Vesting. Except as provided below, the Time Option shall become vested and exercisable, so long as the Optionee remains continuously in service as a Service Provider, from the date hereof through each relevant date set forth below, as follows:
     (i) 20% of the Time Option shall become vested and exercisable on ___, 20___;
     (ii) 20% of the Time Option shall become vested and exercisable on ___, 20___;
     (iii) 20% of the Time Option shall become vested and exercisable on ___, 20___;
     (iv) 20% of the Time Option shall become vested and exercisable on ___, 20___; and
     (v) 20% of the Time Option shall become vested and exercisable on ___, 20___.
     (b) Liquidity Event Vesting. Any Time Option shall become fully vested and exercisable immediately prior to the effective date of the first Liquidity Event.
     (c) Discretionary Vesting. The Administrator in its sole discretion may accelerate the vesting of any portion of the Time Option that does not otherwise vest pursuant to this Section 2.1.
Section 2.2 Vesting and Exercisability of the Performance Option.
     (a) Performance Based Vesting. Subject to the provisions set forth below, the Performance Option shall vest and become exercisable as follows: 20% of the Performance

Option shall vest and become exercisable on ___ of each year beginning on ___, 20___ and ending on ___, 20___ if, in each case, on such date (or, if the audited financial statements for the Company have not been finalized by such date, within 30 days thereafter), the Administrator determines that the following conditions are met as of the end of the immediately preceding Fiscal Year (each such Fiscal Year through Fiscal Year 20___, an “Applicable Year” and, such vesting, the “Yearly Performance Based Vesting”):
     (i) If EBITDA for the Applicable Year equals or exceeds the EBITDA Target for the Applicable Year, then 65% of such installment (consisting of 13% of the Performance Option) shall become vested and exercisable (“EBITDA Vesting”) and if the EBITDA for the Applicable Year is less than 90% of the EBITDA Target for the Applicable Year, then 65% of such installment (consisting of 13% of the Performance Option) shall terminate and shall not become exercisable; and
     (ii) If the Cumulative Cash Flow for the Applicable Year equals or exceeds the Cumulative Cash Flow Target for such Applicable Year, then the remaining 35% of such installment (consisting of 7% of the Performance Option) shall become vested and exercisable (“Cumulative Cash Flow Vesting”). In addition, if the Cumulative Cash Flow for an Applicable Year equals or exceeds the Cumulative Cash Flow Target for such Applicable Year, any portion of the Performance Option subject to Cumulative Cash Flow Vesting that did not vest and become exercisable with respect to a prior Applicable Year shall become vested and exercisable on the ___ following such Applicable Year for which the Cumulative Cash Flow Target is achieved. Any Performance Option subject to Cumulative Cash Flow Vesting that has not vested as of ___, 20___ shall terminate and shall not become exercisable.
     (b) Catch-up Vesting. Except as provided below, the Performance Option subject to EBITDA Vesting which would otherwise fail to become vested and exercisable in accordance with Section 2.2(a)(i) shall be eligible for vesting in accordance with this Section 2.2(b). If EBITDA for the Applicable Year is less than the EBITDA Target for such Applicable Year but at least 90% of the EBITDA Target for such Applicable Year (the “EBITDA Missed Year”), that portion of the Performance Option that was subject to EBITDA Vesting with respect to the EBITDA Missed Year shall become exercisable on the ___ following the first Fiscal Year or second Fiscal Year thereafter, (or in the event the EBITDA Missed Year is Fiscal Year 20___, ___, 20___) (any such year, the “EBITDA Cumulative Catch Up Year”) if, on such date (or, if the audited financial statements for the Company have not been finalized by such date, within 30 days thereafter), the Administrator determines that in the EBITDA Cumulative Catch Up Year: (i) EBITDA equals or exceeds the EBITDA Target for the EBITDA Cumulative Catch Up Year; and (ii) the Cumulative EBITDA equals or exceeds the Cumulative EBITDA Target for the EBITDA Cumulative Catch Up Year, and any Performance Option subject to EBITDA Vesting that does not vest as of ___ of the Fiscal Year after the final EBITDA Cumulative Catch Up Year with respect to such Option shall terminate and shall not become exercisable.
     (c) Liquidity Event Vesting. Any Performance Option that is scheduled to vest and become exercisable with respect to any Applicable Year ending after the effective date of the first Liquidity Event but that have not yet become vested and exercisable as of the occurrence of the first Liquidity Event (including, without limitation, any Performance Option that remains subject to catch up vesting pursuant to Section 2.2(a)(ii) or 2.2.(b)), shall, immediately prior to the effective date of such Liquidity Event, automatically become vested and exercisable in full if the Administrator determines that, as of the effective date of the Liquidity Event, (i) the Internal

Rate of Return is equal to or greater than 25% or (ii) the Investment Proceeds are at least 2.5 times the Invested Capital and, except with respect to any Liquidity Event described in Section 4.21(b), based solely on the Invested Capital and Investment Proceeds with respect to the equity securities (as such securities may be adjusted for the occurrence of a Corporate Event) received by the Principal Stockholders in respect of their Invested Capital that are or have been sold or otherwise disposed of by the Principal Stockholders prior to and in such Liquidity Event. Any Performance Option that does not vest upon the occurrence of a Liquidity Event shall, subject to Section 2.2(e), continue to vest in accordance with Sections 2.2(a) and 2.2(b) above.
     (d) Discretionary Vesting. The Administrator in its sole discretion may accelerate the vesting of any portion of the Performance Option that does not otherwise vest pursuant to this Section 2.2.
     (e) Liquidity Event Payments. In connection with a Liquidity Event, the Board or Administrator (as constituted immediately prior to the Liquidity Event) in its sole discretion may determine that (i) each Option shall, to the extent it has not or will not by its terms vest before or in connection with such Liquidity Event, be canceled, provided, however, that this clause (i) shall not apply in the event the Liquidity Event is a Public Offering, and/or (ii) each vested Option (including any Option that becomes vested as a result of such Liquidity Event) shall be canceled in exchange for a payment for each vested Option in an amount or with a value equal to the number of Shares covered by such vested Option times the excess, if any, of the per Share Investment Proceeds received by the Principal Stockholders in such Liquidity Event over any applicable Option Price for such Option.
Section 2.3 Administrator Determination of Targets. The Administrator shall make the determination as to whether the respective EBITDA Targets, Cumulative EBITDA Targets and Cumulative Cash Flow Targets, have been met, and shall determine the extent, if any, to which the Option has become exercisable, on any such date as the Administrator in its sole discretion shall determine; provided, however, that with respect to each Fiscal Year such date shall not be later than the 120th day following the end of such Fiscal Year.
Section 2.4 No Vesting of the Option. Notwithstanding anything to the contrary in this Agreement, any portion of the Option that has not become vested pursuant to Sections 2.1 or 2.2 on or prior to the date of the Optionee’s termination of service as a Service Provider or, if earlier, the date on which the Service Provider enters into a transition phase to cease employment with the Company, shall be forfeited and shall not thereafter become vested or exercisable; provided, however, that any portion of the Option that was scheduled to vest or may vest under a catch-up vesting provision based on the achievement of performance goals at the end of the fiscal year prior to the year of such termination of service as a Service Provider or entrance into the transition phase to cease employment with the Company (the “Final Performance Option”) shall remain outstanding if the Administrator has not determined whether the performance goals have been achieved for the fiscal year in question, unless the Optionee is terminated for Cause, until the date that the Administrator determines whether such performance goals have been achieved for the fiscal year in question; provided, further, that the Final Performance Option shall in no event become vested and exercisable unless it is determined by the Administrator that such performance goals were actually achieved for the fiscal year in question (a “Final Performance Goal Determination”). The Final Performance Option that do not become vested and exercisable shall be forfeited on the date of the Final Performance Goal Determination and the Final Performance Option that become vested and exercisable shall remain exercisable as provided in Section 2.6.

Section 2.5 Exercisability of the Option. The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested pursuant to Sections 2.1, 2.2, or 2.3. The date that the applicable portion of the Option becomes exercisable is referred to herein as the “Exercise Commencement Date.” Subject to Section 8.1 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall remain exercisable until it becomes unexercisable under Section 2.6. Once the Option becomes unexercisable, it shall be forfeited immediately.
Section 2.6 Expiration of Option.
     (a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:
     (i) The Final Expiration Date;
     (ii) Except for such longer period of time as the Administrator may otherwise approve, in the event of a termination of the Optionee’s service as a Service Provider for any reason other than Cause, death or Disability, the later of (i) sixty (60) days following the date of the Optionee’s termination of service as a Service Provider for any reason other than Cause, death or Disability, or (ii) with respect to the Final Performance Option, sixty (60) days following the Final Performance Goal Determination, in which case such Final Performance Option may become Non-Qualified Stock Option;
     (iii) Except as the Administrator may otherwise approve, the date that the Company terminates the Optionee’s service as a Service Provider for Cause; or
     (iv) Except for such longer period of time as the Administrator may otherwise approve, twelve (12) months following the Optionee’s termination of service as a Service Provider by reason of the Optionee’s death or Disability.
     (b) If, pursuant to the terms of the Stockholders Agreement, the Company has a right to repurchase the Optionee’s Option and/or Shares, the Company may exercise such call right regardless of whether the Optionee continues to have a right to exercise the Option under Section 2.6.
     (c) For the purposes of the Plan and this Agreement, the date of the Optionee’s termination of service as a Service Provider shall be the last day that the Optionee provided service as a Service Provider, as determined by the Administrator, whether such day is selected by agreement with the Optionee or unilaterally by the Company or its Subsidiaries and whether with or without advance notice. For the avoidance of doubt, except as expressly provided in Section 2.4, no period of notice that is given or that ought to have been given to the Optionee under applicable law in respect of such termination of service as a Service Provider will be utilized in determining entitlement under the Plan, the Stockholders Agreement or this Agreement. Any action by the Company or its Subsidiaries taken in accordance with the terms of the Plan and this Agreement as set out aforesaid shall be deemed to fully and completely satisfy any liability or obligation of the Company or its Subsidiaries to the Optionee in respect of the Plan or this Agreement arising from or in connection with the Optionee’s termination of service as a Service Provider, including in respect of any period of notice given or that ought to have been given under applicable law in respect of such termination of service as a Service Provider.
Section 2.7 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.8 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.
Section 2.9 Manner of Exercise; Tax Withholding.
     (a) Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall (i) notify the Company at least thirty (30) days prior to exercise and no earlier than ninety (90) days prior to exercise that the Optionee intends to exercise, (ii) concurrently with the exercise of the Option, execute the Stockholders Agreement, unless the Optionee has already executed the Stockholders Agreement, and (iii) provide the Company with payment of the Exercise Price of the Option, together with any Withholding Tax payment required by Section 3.10 below, which shall be payable to the Company in full as set forth in Section 2.9(b) or Section 2.9(c) below, as applicable; provided that the provisions of clauses (i) and (ii) of this Section 2.9(a) shall not apply if the Shares underlying the Option are registered on Form S-8.
     (b) To the extent permitted by law or the applicable listing rules, if any, the Optionee may pay for the Shares with respect to which such Option or portion of such Option is exercised through (i) payment in cash; (ii) with the consent of the Administrator, the delivery of Shares which are owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the exercised portion of the Option; (iii) with the consent of the Administrator, through the surrender of Shares then issuable upon exercise of the Option having a Fair Market Value on the date of the exercise of the Option equal to the aggregate Exercise Price of the exercised portion of the Option; or (iv) with the consent of the Administrator, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Exercise Price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale. Notwithstanding the foregoing, the consent of the Administrator shall not be required with respect to clauses (iii) and (iv) of this subsection 2.9(b) if the Optionee exercises such Option on or after the date of the Optionee’s Retirement.
     (c) As a condition to exercise, the Optionee must make appropriate arrangements for the payment to the Company (or its Subsidiary, as applicable) in cash or by delivery of a certified or bank cashier check, or by any other means of payment approved by the Administrator, of the amount which the Company (or its Subsidiary, as applicable) is required to withhold under applicable law in connection with the exercise of the Option. With the consent of the Administrator and subject to any applicable legal conditions or restrictions, the Company shall, upon the Optionee’s request, withhold from the Shares issuable to the Optionee upon the exercise of the Option (or any portion thereof) a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid liability award accounting). Any adverse consequences to the Optionee arising in connection with the Share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Optionee
ARTICLE III.
OTHER PROVISIONS
Section 3.1 Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its Subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider, or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment or other agreement between the Optionee and the Company or any of its Subsidiaries.
Section 3.2 Notification of Disposition. To the extent the transfer of Shares is permitted under the Plan, this Agreement and the Stockholders Agreement, the Optionee shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the date hereof with respect to such Shares or (b) within one (1) year after the date the Optionee acquired such Shares hereunder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Optionee in such disposition or other transfer.
Section 3.3 Shares Subject to Plan and Stockholders Agreement; Restrictions on the Transfer of Option and Company Common Stock. The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement including, without limitation, the restrictions set forth in Sections 5.6 and 5.7 of the Plan, Section 2 of the Stockholders Agreement and the repurchase and other provisions set forth in Section 8 of the Stockholders Agreement.
Section 3.4 Registration Legend. The Company may postpone the issuance and delivery of Company Common Stock upon the exercise of the Option until such Shares may be issued in compliance with any applicable state or federal law, rule or regulation. The Optionee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended from time to time, to issue the Company Common Stock in compliance with the provisions of that or any comparable act.
     The Company may cause the following or a similar legend to be set forth on each certificate representing Company Common Stock or any other security issued or issuable upon exercise of the Option unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE EQUITY INCENTIVE PLAN OF EXPLORER HOLDING CORPORATION AND A STOCKHOLDERS AGREEMENT BETWEEN THE ISSUER AND THE STOCKHOLDERS OF THE ISSUER, DATED AS OF JULY 30 2008. A COPY OF SUCH PLAN AND AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Section 3.5 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware.
Section 3.6 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan, the Stockholders Agreement and this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
Section 3.7 Adjustments in EBITDA and Cumulative Cash Flow Targets. The EBITDA Targets (including the Cumulative EBITDA Targets) and the Cumulative Cash Flow Targets specified in Appendix B (collectively the “Financial Targets”) are based upon (i) certain revenue and expense assumptions about the future business of the Company, (ii) a model agreed to by the management of the Company for the projected financial performance of the Company, which incorporates the desired internal rate of return on the investment by the Principal Stockholders in debt and equity securities or instruments of the Company and its Subsidiaries, and (iii) the continued application of accounting policies used by the Company as of the date the Option is granted. Accordingly, in the event that, after such date, any acquisition or disposition of any significant business or assets by the Company, any reorganization, merger, consolidation, split-up, spin-off or combination, any major capital investment program or any changes in generally accepted accounting principles related to equity-based compensation or promulgated by accounting standards applicable to the Company (or the accounting policies used by the Company) (if such accounting standards or policies materially affected the assumptions used in determining the initial Financial Targets), occurs, or the Company utilizes capital leases or other financial mechanisms other than operating leases for the purchase of property, plant and equipment, (each, a “Corporate Transaction”), that is reasonably expected to materially affect EBITDA or Cash Flow, the EBITDA Target for such year and the Cumulative EBITDA Target and Cumulative Cash Flow Target for such year and subsequent years, as applicable, will be adjusted, fairly and appropriately, by the amount determined by the Administrator, in the exercise of its good faith judgment, after consultation with the Company’s Chief Executive Officer and accountants, to be reasonably necessary to accurately reflect the expected direct and measurable effect such event has on such Financial Targets. In the event of any Corporate Transaction, such adjustment shall reflect the change in EBITDA and/or Cash Flow resulting from such Corporate Transaction as presented to the Board or other decision-making party at the time the Corporate Transaction is approved by the Board or other decision making party. The intent of such adjustments is to keep the probability of achieving the Financial Targets the same as if the event triggering such adjustment had not occurred. The Administrator’s determination of such necessary adjustment shall be made within 60 days following the completion or closing of the Corporate Transaction, and shall be based on the Company’s accounting as set forth in its books and records and in accordance with its financial statements (prepared in accordance with applicable generally accepted accounting principles) and on the Company’s financial plan pursuant to which the applicable Financial Targets were originally established. All determinations and adjustments made by the Administrator in good faith pursuant to this Section 3.7 shall be final and binding on the Company and the Optionee.
Section 3.8 Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as provided by Section 8.1 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement (including the Grant Notice) shall, without the consent of the Optionee, materially alter or impair any rights or obligations under the Option.
Section 3.9 Data Privacy Consent. As a condition of the Option grant if the Optionee is a Non-U.S. Optionee, the Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Optionee further understands that the Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Optionee understands that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares. The Optionee understands that the Data will be held only as long as is necessary to implement, administer, and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Optionee understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
Section 3.10 Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under this Agreement or the Plan, the Company shall have the right to withhold from the Optionee, or otherwise require the Optionee or an assignee to pay, any Withholding Taxes arising as a result of exercise of the Option, or any other taxable event occurring pursuant to the Plan or this Agreement, including, but not limited to, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Optionee or to take such other action (including, but not limited to, withholding Shares or cash deliverable pursuant to the Plan or any Option) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issuable to the Optionee upon the exercise of the Option (or any portion thereof) to satisfy the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid liability award accounting). The Optionee shall be responsible for all Withholding Taxes and other tax consequences of this Award.
Section 3.11 Miscellaneous.
     (a) The Optionee shall have no rights as a stockholder of the Company with respect to the shares of Company Common Stock subject to this Agreement until such time as the purchase price has been paid and the other requirements of Section 2.9 above have been satisfied, and the shares of Company Common Stock have been issued and delivered to the Optionee.
     (b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or United States or foreign securities exchanges as may be required.
     (c) This Agreement shall be governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
     (d) All obligations of the Company under this Agreement and the Plan, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     (e) In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     (f) By executing this Agreement, the Optionee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Optionee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Options via the Company web site or other electronic delivery.
ARTICLE IV.
DEFINITIONS
     Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.
Section 4.1 “Adjusted Working Capital” as of any given date shall mean (i) accounts receivable (net) less (ii) accounts payable, less (iii) other accrued expenses, all as reflected on the Company’s audited consolidated balance sheet as of such date.
Section 4.2 “Cash Flow” for a given Fiscal Year shall mean (i) EBITDA for such Fiscal Year less (ii) the increase in Adjusted Working Capital in such Fiscal Year (which may be a positive or a negative number) less (iii) any overruns in the annual budget for capital expenditures in the financial plan approved by the Board of Directors for that Fiscal Year.
Section 4.3 “Company” shall mean Explorer Holding Corporation, a Delaware corporation.
Section 4.4 “Company Sale” shall mean the consummation of any transaction or series of transactions (including, without limitation, any merger, recapitalization, reorganization, sale of stock or other similar transaction) pursuant to which one or more Persons or group of Persons (other than any Principal Stockholder) acquires shares of common stock of the Company possessing the voting power (without taking into account the Stockholders Agreement or any other agreement or proxy limiting the voting power of the holder of such securities) sufficient to elect a majority of the members of the Board or the board of directors of the successor to the Company.
Section 4.5 “Cumulative Cash Flow” as of a given date shall mean the total Cash Flow from and after April 1, 20___ through such date. In determining whether Cash Flow targets have been met, the Administrator shall take into account any large, unusual non-recurring capital expenditures approved by the Board of Directors.
Section 4.6 “Cumulative Cash Flow Target” for any given year shall be as set forth in Appendix B of this Agreement, adjusted as provided in Appendix B and subject to the provisions of Section 3.7, determined as provided in Section 4.5.
Section 4.7 “EBITDA” for a given Fiscal Year shall have the meaning set forth in Appendix C.
Section 4.8 “Cumulative EBITDA” as of a given date shall mean the total EBITDA from and after April 1, 20___ through such date.
Section 4.9 “EBITDA Target” and “Cumulative EBITDA Target” for any given year shall be as set forth in Appendix B of this Agreement, subject to the provisions of Section 3.7.
Section 4.10 “Effective Date” shall mean July 31, 2008.
Section 4.11 “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

Section 4.12 “Exercise Price” shall mean the per Share price set forth in the Grant Notice, as may be adjusted pursuant to the Plan.
Section 4.13 “Fiscal Year” shall mean the fiscal year of the Company, as in effect from time to time.
Section 4.14 “Final Expiration Date” shall mean the date set forth in the Grant Notice.
Section 4.15 “Grant Date” shall be the date set forth in the Grant Notice
Section 4.16 “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.
Section 4.17 “Initial Investment” shall mean the shares of Company Common Stock acquired by the Principal Stockholders in connection with their investment in the Company on the Effective Date.
Section 4.18 “Internal Rate of Return” shall mean the internal rate of return realized by the Principal Stockholders on the Invested Capital as a result of the Investment Proceeds realized, or, in the case of any Liquidity Event described in Section 4.21(b), deemed realized, by the Principal Stockholders, calculated without reduction for any taxes imposed on such Investment Proceeds and after giving effect to the vesting of any Awards (including any Awards that vest as a result of the Liquidity Event). The Internal Rate of Return shall be determined in respect of any Liquidity Event described in Section 4.21(b) as if the Principal Shareholders liquidated their entire remaining Invested Capital in such Liquidity Event for a price equal to the fair market value of the remaining Invested Capital on the date of the Liquidity Event, as reasonably determined by the Administrator. In determining the Internal Rate of Return as of any date, (a) all Investment Proceeds theretofore received by the Principal Stockholders in respect of their Invested Capital shall be taken into account, and no other amounts theretofore received by the Principal Stockholders shall be taken into account, and (b) Investment Proceeds shall be allocated among each class of securities held by the Principal Stockholders in respect of their Invested Capital on a pro-rata basis with respect to each class of securities disposed pursuant to such Liquidity Event. The Administrator shall determine the Internal Rate of Return in good faith.
Section 4.19 “Invested Capital” shall mean the dollar amount paid by the Principal Stockholders for the Initial Investment and any subsequent investment by the Principal Stockholders, including any fees and expenses paid by any Principal Stockholder.
Section 4.20 “Investment Proceeds” shall mean the aggregate fair market value of the consideration received by the Principal Stockholders in respect of their Invested Capital, net of any management fees and expenses paid or payable to any Principal Stockholder and any fees or expenses paid or payable to any third party. In connection with a Liquidity Event described in Section 4.21(b), the Fair Market Value of any equity securities of the Company held by the Principal Stockholders (as implied by the Liquidity Event) that are not disposed of shall be treated as Investment Proceeds, but shall not be treated as Investment Proceeds in any other circumstance.
Section 4.21 “Liquidity Event” shall mean either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of transactions, of the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Stockholders in exchange for cash, or in the case of any transaction resulting in the exchange for consideration other than cash (“non-cash consideration”) the receipt of cash upon the disposition of such non-cash consideration, such that immediately following such transaction or disposition (or series of related transactions or dispositions), the total number of all equity securities held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders is,

in the aggregate, less than 30% of the total number of equity securities (as such securities may be adjusted for the occurrence of a corporate event) received by all of the Principal Stockholders and any Affiliate of any Principal Stockholders in respect of their Invested Capital; (b) the consummation of any Company Sale in which more than 60% of the consideration to the Principal Stockholders in such Company Sale is paid in cash or Publicly Traded Securities; or (c) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, recapitalization, sale of stock, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company, or the Company and its Subsidiaries taken as a whole, to any “person ” (as such term is defined in Section 13(d)(3) of the Exchange Act) other than to any Principal Stockholders or an Affiliate of any Principal Stockholders.
Section 4.22 “Option” shall mean the option to purchase Company Common Stock granted under this Agreement.
Section 4.23 “Optionee” shall be the Person designated as such in the Grant Notice.
Section 4.24 “Performance Option” shall mean the portion of the Option designated as a Performance Option in the Grant Notice.
Section 4.25 “Plan” shall mean the Equity Incentive Plan of Explorer Holding Corporation.
Section 4.26 “Principal Stockholder” means Explorer Coinvest LLC, a Delaware limited liability company and any of its affiliates to which Explorer Coinvest LLC or any other Person transfers Company Common Stock or to which the Company issues Company Common Stock.
Section 4.27 “Public Offering” shall mean any sale, conveyance or other disposition of equity securities by the Principal Stockholders in an underwritten public offering or effected in, on, or through the facilities of an established securities market.
Section 4.28 “Publicly Traded Securities” means any class of securities that are readily tradable on an established securities market (or any class of securities that is immediately convertible into such securities).
Section 4.29 “Retirement” shall have the meaning set forth in the Company’s Retirement Policy.
Section 4.30 “Securities Act” shall mean the Securities Act of 1933, as amended.
Section 4.31 “Shares” shall mean shares of Company Common Stock.
Section 4.32 “Time Option” shall mean the portion of the Option designated as a Time Option in the Grant Notice.
Section 4.33 “Withholding Taxes” means any federal, state, local, or foreign income taxes, withholding taxes, or employment taxes required to be withheld under Applicable Law.
***

APPENDIX B TO STOCK OPTION AGREEMENT
EBITDA AND CUMULATIVE CASH FLOW TARGETS
(US$ Millions)
As of the end of the fiscal year, subject to any applicable adjustments

Performance Measure	20__	20__	20__	20__	20__
EBITDA Target

Cumulative EBITDA Target

Cumulative Cash Flow Target (adjusted as provided in the following paragraph)
     In addition to any adjustments that may be made pursuant to Section 3.7, the Cash Flow Targets shall be adjusted as follows: (i) in the event that the growth in net revenue in any relevant Fiscal Year is greater than 12%, the Cash Flow Target with respect to such Fiscal Year shall be reduced by 3.4% for each 1% of growth in excess of 12% and (ii) in the event that the growth in net revenue in any relevant Fiscal Year is less than 12%, the Cash Flow Target with respect to such Fiscal Year shall be increased by 3.4% for each 1% of growth below 12%.

APPENDIX C TO STOCK OPTION AGREEMENT
     For purposes of this Appendix C, capitalized terms not defined in the Plan or the Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement, dated as of July 31, 2008, among Explorer Investor Corporation, Explorer Merger Sub Corporation, as the Initial Borrower, Booz Allen Hamilton Inc. as the Surviving Borrower, the Several Lenders from time to time parties thereto, Credit Suisse, as Administrative Agent and Collateral Agent, Bank of America, N.A., as Syndication Agent, Lehman Brothers Commercial Bank and C.I.T. Leasing Corporation and Sumitomo Mitsui Banking Corporation, as Documentation Agents, Credit Suisse, as Issuing Lender and Banc Of America Securities LLC, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. as Joint Lead Arrangers and Joint Bookrunners.
     “EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, the sum of:
     (a) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period;
     (b) Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities and the Mezzanine Loan Facility);
     (c) depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);
     (d) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses);
     (e) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

     (f) stock-option based and other equity-based compensation expenses (incurred pursuant to the Explorer Holding Corporation Officers Rollover Stock Plan, the Equity Incentive Plan of Explorer Holding Corporation or any new equity incentive plans adopted by the Company);
     (g) adjustments related to the impact of the purchase accounting treatment for the Transactions, including but not limited to accounting for contract award fees and deferred rent;
     (h) savings in borrowing costs (i.e. possible reductions in interest expense) associated with any new deferred compensation programs, including but not limited to the Booz Allen Hamilton Inc. Executive Performance Plan;
     (i) transaction costs, fees, losses and expenses (whether or not any transaction is actually consummated) (including those relating to the Merger Transactions, the transactions contemplated hereby and by the Mezzanine Loan Documents (including any amendments or waivers of the Loan Documents or the Mezzanine Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2 of the Credit Agreement, transactions permitted by Section 7.4 of the Credit Agreement, Dispositions permitted by Section 7.5 of the Credit Agreement, or any Permitted Acquisition or other Investment permitted by Section 7.7 of the Credit Agreement (in each case whether or not successful));
     (j) all fees and expenses paid pursuant to the Management Agreement;
     (k) proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);
     (l) cash expenses relating to earn-outs and similar obligations;
     (m) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Merger Transactions, a Permitted Acquisition or any other acquisition permitted by Section 7.7 of the Credit Agreement;
     (n) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;
minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:
     (a) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);
     (b) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and
     (c) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;
     provided that for purposes of calculating EBITDA of the Borrower and its Restricted Subsidiaries for any period, (A) the EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each Subsidiary that is not a wholly-owned Subsidiary or any joint venture, for purposes of calculating EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship. Notwithstanding the forgoing, EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions, any Investment (including any Permitted Acquisition) and any other acquisition or Investment.